                                   [LOGO OF TORCHMARK CORPORATION APPEARS HERE]

                                                                 March 26, 2001

To the Stockholders of
 Torchmark Corporation:

  Torchmark's 2001 annual meeting of stockholders will be held in the auditorium at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama at 10:00 a.m., Central Daylight Time, on Thursday, April 26, 2001. The meeting will be conducted using Robert's Rules of Order and the Company's Shareholder Rights Policy. This policy is posted on Torchmark's web site at http://www.torchmarkcorp.com or you may obtain a printed copy by writing to the Corporate Secretary at the Company's executive offices.

  The accompanying notice and proxy statement discuss proposals which will be submitted to a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

  It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy or vote over the telephone or the Internet. If you attend the meeting, you may withdraw your proxy and vote your stock in person if you desire to do so.

  We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company during 2000.

                                          Sincerely,
                                          /s/ C.B. Hudson
                                          --------------------------------
                                          C.B. Hudson
                                          Chairman, President & Chief
                                           Executive Officer

                       ---------------------------------

                   Notice of Annual Meeting of Stockholders
                           to be held April 26, 2001

                       ---------------------------------

To the Holders of Common Stock of
 Torchmark Corporation

  The annual meeting of stockholders of Torchmark Corporation will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 on Thursday, April 26, 2001 at 10:00 a.m., Central Daylight Time. The meeting will be conducted in accordance with Robert's Rules of Order and the Company's Shareholders Rights Policy. You will be asked to:

    (1) Elect the nominees shown in the proxy statement as directors to serve for their designated terms or until their successors have been duly elected and qualified.

    (2) Consider the appointment of Deloitte & Touche LLP as independent auditors.

    (3)  Transact any other business that properly comes before the meeting.

  These matters are more fully discussed in the accompanying proxy statement.

  The close of business on Thursday, March 1, 2001 is the date for determining stockholders who are entitled to notice of and to vote at the annual meeting. You are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope, whether or not you expect to attend the annual meeting in person. You may also choose to vote your shares over the telephone or the Internet. You may revoke your proxy at any time before it is voted at the meeting.

  The annual meeting may be adjourned from time to time without further notice other than by an announcement at the meeting or at any adjournment. Any business described in this notice may be transacted at any adjourned meeting.

                                          By Order of the Board of Directors

                                          /s/ Carol A. McCoy
                                          Carol A. McCoy
                                          Associate Counsel & Corporate
                                          Secretary

Birmingham, Alabama
March 26, 2001

                                PROXY STATEMENT

Solicitation of Proxies

  The Board of Directors of Torchmark Corporation solicits your proxy for use at the 2001 annual meeting of stockholders and at any adjournment of the meeting. The annual meeting will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 at 10:00 a.m., Central Daylight Time on Thursday, April 26, 2001. C.B. Hudson and Larry M. Hutchison are named as proxies on the proxy/direction card. They have been designated as directors' proxies by the Board of Directors.

  If the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, your shares will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/direction card. If proxies are executed and returned which do not specify a vote on the proposals considered, those proxies will be voted FOR such proposals. You have the right to revoke your proxy by giving written notice of revocation addressed to the Secretary of the Company at the address shown above at any time before the proxy is voted.

  The card is considered to be voting instructions furnished to the respective trustees each of the Torchmark Corporation Savings and Investment Plan, the Waddell & Reed Financial, Inc. 401-K and Savings and Investment Plan, the Liberty National Life Insurance Company 401(k) Plan and the Profit-Sharing and Retirement Plan of Liberty National Life Insurance Company with respect to shares allocated to individual's accounts under these plans. If the account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all their shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of any plan in which shares are allocated to the participant's individual account will vote those shares in the same proportion as the total shares in that plan for which directions have been received.

  A simple majority vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to elect directors and approve all other matters put to a vote of stockholders. Abstentions are considered as shares present and entitled to vote. Abstentions have the same legal effect as a vote against a matter presented at the meeting. Any shares for which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes.

Record Date and Voting Stock

  Each stockholder of record at the close of business on March 1, 2001 is entitled to one vote for each share of common stock held on that date upon each proposal to be voted on by the stockholders at the meeting. At the close of business on March 1, 2001, there were 126,000,676 shares of common capital stock of the Company outstanding (not including 156,243,606 shares held by the Company and its subsidiaries which are non-voting while so held). There is no cumulative voting of the common stock.

Principal Stockholders

  The Company is not aware of any persons known to be the beneficial owner of more than five percent of the Company's outstanding common stock as of December 31, 2000.

                               PROPOSAL NUMBER 1

Election of Directors

  The Company's By-laws provide that there will be not less than seven nor more than fifteen directors with the exact number to be fixed by the Board of Directors. In October, 1999, the number of directors was increased to ten persons. In October, 2000, the Board of Directors modified the directors retirement policy as indicated below.

  The Board of Directors proposes the election of Joseph M. Farley, C.B. Hudson, Joseph L. Lanier, Jr. and R.K. Richey as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2004 or until their successors are elected and qualified. Messrs. Farley, Hudson, Lanier and Richey's current terms expire in 2001. The term of office of the other six directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below.

  Non-officer directors retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 78th birthday. Directors who are employee officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday, except that these directors may be elected to a series of additional three year terms not to continue beyond the annual meeting of stockholders following the director's 78th birthday.

  If any of the nominees becomes unavailable for election, the directors' proxies will vote for the election of any other person recommended by the Board of Directors unless the Board reduces the number of directors.

  The Board recommends that the stockholders vote FOR the nominees.

Profiles of Directors and Nominees(/1/)

  David L. Boren (age 60) has been a director of the Company since April, 1996. His term expires in 2003. He is a director of Phillips Petroleum Corporation, AMR Corporation and Texas Instruments, Inc. Principal occupation:
President of The University of Oklahoma, Norman, Oklahoma since November,
1994.

  Joseph M. Farley (age 73) has been a director of the Company since 1980. Principal occupation: Of Counsel at Balch & Bingham LLP, Attorneys and Counselors, Birmingham, Alabama since November, 1992.

  Louis T. Hagopian (age 75) has been a director of the Company since 1988. His term expires in 2003. Principal occupation: Owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January, 1990. Board member, Partnership for a Drug-Free America, New York, New York.

  C. B. Hudson (age 55) has been a director since 1986. Principal occupation:
Chairman, President and Chief Executive Officer of the Company since March, 1998. (Chairman of Insurance Operations of the Company, January, 1993-March, 1998; Chairman of Liberty, United American and Globe October, 1991-September, 1999 and Chief Executive Officer of Liberty December, 1989-September, 1999, of United American November, 1982-September, 1999 and of Globe February, 1986-September, 1999).

  Joseph L. Lanier, Jr. (age 69) has been a director of the Company since 1980. He is a director of Dan River Incorporated, Flowers Industries, Inc., Dimon Inc. and SunTrust Banks, Inc. Principal occupation: Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November, 1989.

  Mark S. McAndrew (age 47) has been a director of the Company since July, 1998. His term expires in 2002. Principal occupation: Chairman and Chief Executive Officer of United American, Globe and American Income since September, 1999; President of United American and Globe since October, 1991 and of American Income since September, 1999; Executive Vice President of the Company since September, 1999. (Vice President of the Company, April-September, 1999).

  Harold T. McCormick (age 72) has been a director since April, 1992. His term expires in 2003. Principal occupation: Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida, since March, 1988; Director, First Ireland Spirits Co., Ltd., Abbeyleix, Ireland, since February, 2001 (Chairman, February, 1996-February, 2001).

  George J. Records (age 66) has been a director of the Company since April, 1993. His term expires in 2002. Principal occupation: Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982.

  R. K. Richey (age 74) has been a director of the Company since 1980. He is a director of Full House Resorts, Inc. and a Director Emeritus of the United Group of Mutual Funds, Waddell & Reed Funds, Inc. and Target/United Funds, Inc. Principal occupation: Chairman of the Executive Committee of the Board of Directors of the Company since March, 1998. (Chairman of the Company, August, 1986-March, 1998 and Chief Executive Officer of the Company, December, 1984-March, 1998).

  Lamar C. Smith (age 53) has been a director of the Company since October, 1999. His term expires in 2002. Principal Occupation: Chairman since 1992 and Chief Executive Officer since 1990 of United Services Planning Association, Inc., Independent Research Agency for Life Insurance, Inc. and First Command Bank.
--------
(1) Liberty, Globe, United American, American Income and UILIC as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, American Income Life Insurance Company and United Investors Life Insurance Company, subsidiaries of the Company.

                               PROPOSAL NUMBER 2

Approval of Auditors

  A proposal to approve the appointment of the firm of Deloitte & Touche LLP as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2001 will be presented to the stockholders at the annual meeting. Deloitte & Touche served as the principal independent accountants of Torchmark, auditing the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2000. The Audit Committee of the Board recommends the appointment of Deloitte & Touche as the Company's principal accountants for 2001.

  KPMG Peat Marwick LLP served as the principal independent accountants of Torchmark, auditing the financial statements of the Company and its subsidiaries from 1981 through the fiscal year ended December 31, 1998. In 1998, senior management of the Company conducted extensive interviews with several independent accounting firms and held discussions regarding the selection of principal independent accountants with the members of the Audit Committee of the Board. After deliberation, senior management recommended to the Audit Committee that Deloitte & Touche be engaged as the Company's principal accountants as of January 1, 1999, effective upon the issuance of KPMG's reports on the consolidated financial statements of Torchmark and its subsidiaries and the separately issued financial statements of Torchmark's subsidiaries, unit investment trusts and benefit plans as of and for the year ending December 31, 1998. (KPMG completed its engagement as Torchmark's independent auditor on October 14, 1999, the date upon which the last of the audit reports as of and for the year ended December 31, 1998 for the entities noted above were issued.) Upon review, on October 21, 1998, the Audit Committee approved the engagement of Deloitte & Touche.

  The reports of KPMG on the financial statements of Torchmark for the fiscal years ending December 31, 1998 did not contain any adverse opinion or disclaimer of opinion. KPMG's report was not qualified or modified as to uncertainty, audit scope or accounting principles. During such years and during the period between December 31, 1998 and the date of completion of KPMG's engagement, there was no disagreement between KPMG and Torchmark on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused that firm to make reference to the subject matter of such disagreement in connection with its report on the Company's financial statements.

  A representative of Deloitte & Touche is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

  If the stockholders do not approve the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

  The Board recommends that stockholders vote FOR the proposal.

                                OTHER BUSINESS

  The directors are not aware of any other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, the persons named in the proxy, or in the event no person is named, C.B. Hudson and Larry M. Hutchison will vote in accordance with their judgment on these matters.

       INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

  The following table shows certain information concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is elected by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

                                                Principal Occupation
                                              and Business Experience
 Name                          Age           for the Past Five Years(1)
 ----                          ---           --------------------------
 Tony G. Brill...............   58 Executive Vice President and Chief
                                   Administrative Officer of Company since
                                   September, 1999. (Vice President of Company,
                                   January, 1997-September, 1999; Managing
                                   Partner, KPMG Peat Marwick LLP, Birmingham,
                                   Alabama 1969-December, 1996).
 Gary L. Coleman.............   48 Executive Vice President and Chief Financial
                                   Officer of Company since September, 1999.
                                   (Vice President and Chief Accounting Officer
                                   of Company, July, 1994-September, 1999).
 Larry M. Hutchison..........   47 Executive Vice President and General Counsel
                                   of Company since September, 1999; Vice
                                   President, Secretary and General Counsel of
                                   United American since May, 1994. (Vice
                                   President and General Counsel of Company,
                                   April, 1997-September, 1999).
 Anthony L. McWhorter........   51 Chairman and Chief Executive Officer of
                                   Liberty and UILIC since September, 1999;
                                   President of Liberty since December, 1994 and
                                   of UILIC since September, 1998; Executive
                                   Vice President of Company since September,
                                   1999.
 Rosemary J. Montgomery......   51 Executive Vice President and Chief Actuary of
                                   Company, United American and Globe since
                                   September, 1999. (Senior Vice President and
                                   Chief Actuary of United American, October,
                                   1991-September, 1999 and of Globe, May, 1992-
                                   September, 1999).
 Andrew W. King..............   43 President of Branch Office Marketing Division
                                   of United American since September, 1999.
                                   (Senior Vice President, Branch Office
                                   Division of United American, April, 1995-
                                   September, 1999; Senior Vice President,
                                   Marketing of Liberty, January, 1992-April,
                                   1995).

Stock Ownership

  The following table shows certain information about stock ownership of the directors, director nominees and executive officers of the Company as of December 31, 2000.

                                                        Company Common Stock
                                                       or Options Beneficially
                                                             Owned as of
                                                        December 31, 2000(1)
                                                      -------------------------
                        Name                          Directly(2) Indirectly(3)
                        ----                          ----------- -------------
David L. Boren.......................................      23,699             0
 Norman, OK
Joseph M. Farley.....................................     146,610         4,800
 Birmingham, AL
Louis T. Hagopian....................................     153,122             0
 Darien, CT
C. B. Hudson.........................................   1,650,753       237,126
 Plano, TX
Joseph L. Lanier, Jr. ...............................     150,097        18,912
 Lanett, AL
Mark S. McAndrew.....................................     256,828         6,529
 McKinney, TX
Harold T. McCormick .................................           0        68,688
 Panama City, FL
George J. Records....................................      67,908             0
 Oklahoma City, OK
R. K. Richey.........................................   1,332,478     1,648,118
 Plano, TX
Lamar C. Smith.......................................       7,487             0
 Fort Worth, TX
Tony G. Brill........................................     184,882         2,017
 Frisco, TX
Gary L. Coleman......................................     224,589        12,747
 Richardson, TX
Larry M. Hutchison...................................     105,007         8,312
 Duncanville, TX
Anthony L. McWhorter.................................     167,100        10,049
 Birmingham, AL
Rosemary J. Montgomery...............................     187,450         1,518
 Frisco, TX
Andrew W. King.......................................      75,591         8,381
 Plano, TX
All Directors, Nominees and Executive Officers as a
group:(4)............................................   4,733,601     2,027,197

--------
(1) No directors, director nominees or executive officers other than R. K. Richey (2.3%) and C.B. Hudson (1.4%) beneficially own 1% or more of the common stock of the Company.

(2) Includes: for David L. Boren, 21,395 shares; for Joseph Farley, 77,200 shares; for Louis Hagopian, 101,229 shares; for Joseph Lanier, 96,228 shares; for Mark McAndrew, 160,748 shares; for Lamar Smith, 7,487 shares; for George Records, 54,750 shares; for R. K. Richey, 433,230 shares; for
    C. B. Hudson, 759,676 shares; for Tony Brill, 127,627 shares; for Anthony McWhorter, 110,902 shares; for Gary Coleman, 139,748 shares; for Larry Hutchison, 83,389 shares; for Rosemary Montgomery, 121,639 shares; for Andrew King, 62,428 shares and for all directors, executive officers and nominees as a group, 2,357,676 shares, that are subject to presently exercisable Company stock options.

(3) Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director's, executive officer's or nominee's home or (d) owned by the director or executive officer in a personal corporation or limited partnership. Indirect beneficial ownership also includes approximately 13,126 shares, 6,529 shares, 1,412 shares, 8,258 shares, 12,747 shares,
    8,381 shares, 8,312 shares and 518 shares calculated based upon conversion of stock unit balances held in the accounts of Messrs. Hudson, McAndrew, Brill, McWhorter, Coleman, King and Hutchison and Ms. Montgomery, respectively, in the Company Savings and Investment Plan to shares. Additionally, indirect beneficial ownership includes for Mr. Richey 538,081 shares subject to stock options held by Richey Capital Partners, Ltd., a family limited partnership and for Mr. McCormick 59,450 shares subject to stock options transferred to his spouse. Indirect ownership for Mr. McWhorter also includes approximately 1,791 shares calculated based upon conversion of stock unit balance in the Profit Sharing & Retirement Plan of Liberty (PS&R Plan) to shares.

    Mr. Lanier disclaims beneficial ownership of 16,512 shares owned by his spouse and 2,400 shares owned by his children. Mr. Farley disclaims 4,800 shares held as trustee of a church endowment fund. Mr. McCormick disclaims beneficial ownership of 7,038 shares owned by his spouse.

(4) All directors, nominees and executive officers as a group, beneficially own 5.1% of the common stock of the Company.

  During 2000, the Board of Directors met four times. In 2000, all of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

Committees of the Board of Directors

  The Board of Directors has the following committees: Audit-Messrs. Farley, Hagopian, and McCormick; Compensation -- Messrs. Farley, Lanier and Hagopian; Executive -- Messrs. Boren, Farley, Hagopian, Hudson, Lanier, McCormick, Records, Richey and Smith; Finance -- Messrs. Farley, Lanier, McCormick, Records and Smith; and Nominating -- Messrs. Boren, Farley, Hagopian, Lanier, McCormick, Records, Richey and Smith.

  The audit committee recommends the independent auditors to be selected by the Board; discusses the scope of the proposed audit with the independent auditors and considers the audit reports; discusses the implementation of the auditors' recommendations with management; reviews the fees of the independent auditors for audit and non-audit services; reviews the adequacy of the Company's system of internal accounting controls; reviews, before publication or issuance, the annual financial statement and any annual reports to be filed with the Securities and Exchange Commission and periodically reviews pending litigation. Additionally, the audit committee meets with the Company's independent accountants and internal auditors both with and without management being present. The audit committee met four times in 2000.

  The compensation committee determines the compensation of senior management of the Company and its subsidiaries and affiliates. Additionally, the compensation committee administers the stock incentive plans of the Company. The compensation committee met twice in 2000.

  The executive committee exercises all the powers of the Board of Directors in the interim between Board meetings. The executive committee met once in 2000.

  The finance committee serves as the pricing committee in connection with capital financing by the Company. The finance committee did not meet in 2000.

  The nominating committee reviews the qualifications of potential candidates for the Board of Directors from whatever source received, reports its findings to the Board and proposes nominations for Board membership for approval by the Board of Directors and for submission to the stockholders for approval. Recommendations of potential Board candidates may be directed to the nominating committee in care of the Corporate Secretary of the Company at the address stated herein. The nominating committee did not meet in 2000.

                   COMPENSATION AND OTHER TRANSACTIONS WITH
                       EXECUTIVE OFFICERS AND DIRECTORS

                                   Summary Compensation Table
--------------------------------------------------------------------------------------------------
                                  Annual Compensation      Long Term Compensation
                                ----------------------- -----------------------------
                                                                   Awards
                                                        -----------------------------
                                                                             (g)
                                                              (f)         Securities      (i)
             (a)                                  (d)   Restricted Stock  underlying   All other
           Name and             (b)     (c)      Bonus      Award(s)     Options/SARs Compensation
      Principal Position        Year Salary ($) ($)(1)        ($)           (#)(3)       ($)(4)
      ------------------        ---- ---------- ------- ---------------- ------------ ------------
C.B. Hudson                     2000  800,000         0            0       379,849       6,393
Chairman, President             1999  800,000         0            0       151,734       5,910
and CEO                         1998  800,000         0            0       259,740       5,772

Mark S. McAndrew                2000  650,000   210,000            0        90,000       5,100
Chairman, President and CEO of  1999  575,000   150,000            0       153,198       4,800
United American, Globe and      1998  525,000   150,000    1,687,500(2)     62,500       4,800
American Income

Tony G. Brill                   2000  525,000   121,000            0        68,000       5,100
Executive Vice President and    1999  500,016   100,000            0       115,813       4,800
Chief Administrative Officer    1998  450,000         0    1,687,500(2)     63,258       4,800

Anthony L. McWhorter            2000  375,024   136,000            0        68,000       5,100
Chairman, President and Chief   1999  350,120   120,000            0       108,374       4,800
Executive Officer of Liberty    1998  300,722    27,000    1,054,688(2)     47,505       4,800
and UILIC

Gary L. Coleman                 2000  320,000    96,000            0        54,000       5,100
Executive Vice President        1999  300,000    30,000            0        89,303       4,800
and Chief Financial Officer     1998  275,000    30,000            0        30,379       4,800

Andrew W. King                  2000  275,000         0            0        65,496       5,100
President of Branch Office      1999  240,000         0            0        75,163       4,800
Marketing Division of           1998  190,000         0            0        25,758       4,800
United American

--------
(1) Messrs. Hudson and King elected to defer $400,000 and $161,000 of their respective 2000 bonuses and received for them Company stock options under the provisions of the Torchmark Corporation 1998 Stock Incentive Plan (1998 Incentive Plan). Messrs. Hudson, Coleman and King elected to defer $400,000, $50,000 and $100,000, respectively, of their 1999 bonuses and received for them Company stock options under the provisions of 1998 Incentive Plan. Messrs. Hudson, Brill, McWhorter, Coleman and King elected to defer $400,000, $100,000, $93,000, $50,000 and $100,000, respectively, of their 1998 bonuses pursuant to the provisions of the 1998 Incentive
    Plan.

(2) At year end 2000, Messrs. McAndrew, McWhorter and Brill held 27,600, 17,250 and 27,600 restricted shares, respectively, valued at $1,060,875, $663,047 and $1,060,875 (based on a year-end closing price of $38.4375 per share). Restricted stock (40,000 shares) awarded on January 1, 1998 at $42.1875 per share to each of Messrs. McAndrew and Brill vests as follows:
    1-1-99 6,400 shares; 1-1-00 6,000 shares; 1-1-01 5,600 shares; 1-1-02
    5,200 shares; 1-1-03 4,800 shares; 1-1-04 4,400 shares; 1-1-05 4,000 shares; and 1-1-06 3,600 shares. Restricted stock (25,000 shares) awarded on January 1, 1998 at $42.1875 per share to Mr. McWhorter vests as follows: 1-1-99 4,000 shares; 1-1-00 3,750 shares; 1-1-01 3,500 shares; 1-
    1-02 3,250 shares; 1-1-03 3,000 shares; 1-1-04 2,750 shares; 1-1-05 2,500 shares. Cash dividends on all restricted stock are paid directly to the stockholder at the same rate as on unrestricted stock. Messrs. McAndrew, McWhorter and Brill agreed as a condition of their restricted stock awards to waive receipt of any shares of Waddell & Reed Financial, Inc. (WDR) stock distributed by Torchmark to its common shareholders in the WDR spin-off on November 6, 1998.

(3) On December 20, 2000, Mr. Hudson elected to participate in a restoration program under the 1998 Incentive Plan, comparable to a program for other eligible Company officers, directors and employees in which Mr. Hudson could not participate because of Securities and Exchange Commission rules, whereby he exercised existing Torchmark stock options and received restoration options on 251,351 Torchmark shares.

    Also, on that same date, Messrs. Hudson and King elected to receive their respective 2000 bonuses of $400,000 and $161,000 in the form of Torchmark stock options on 38,498 shares and 15,496 shares, respectively. Messrs. Hudson, McAndrew, Brill, McWhorter, Coleman and King received stock option grants pursuant to the 1998 Incentive Plan on 90,000, 90,000, 68,000, 68,000, 54,000 and 50,000 Torchmark shares, respectively, on December 20, 2000.

    In November 1999, Messrs. McAndrew, Brill, McWhorter, Coleman and King elected to participate in a program under the TMK Incentive Plan whereby they exercised existing Torchmark stock options and received restoration options for 53,198, 40,813, 33,374, 22,836 and 12,229 Torchmark shares, respectively. On December 21, 1999, Messrs. Hudson, McAndrew, Brill, McWhorter, Coleman and King received stock option grants pursuant to the TMK Incentive Plan on 100,000, 100,000, 75,000, 75,000, 60,000 and 50,000
    Torchmark shares, respectively. Also, on that same date, Messrs. Hudson, Coleman and King elected to receive 1999 bonus amounts of $400,000, $50,000, and $100,000, respectively, in the form of Torchmark stock options on 51,734 shares, 6,467 and 12,934 shares, respectively.

    In December 1998, Messrs. Hudson, McAndrew, King, McWhorter, Coleman and Brill received stock option grants of 100,000, 62,500, 15,000, 37,500, 25,000 and 52,500 shares, respectively, pursuant to the 1998 Incentive Plan. Also, in December 1998, Messrs. Hudson, Brill, McWhorter, Coleman and King elected to receive 1998 bonus amounts of $400,000, $93,000, $50,000, $100,000 and $100,000 in the form of stock options on 43,031 shares, 10,758 shares, 10,005 shares, 5,379 shares and 10,758 shares pursuant to the terms of the 1998 Incentive Plan. On November 6, 1998, pursuant to the terms of each existing option plan, adjustments were made to all outstanding stock options granted prior to that date to reflect the WDR spin-off based upon each optionee's election to receive either Adjusted Torchmark Options or a combination of Adjusted Torchmark Options and WDR Conversion Options granted in WDR Class A common stock. Accordingly, all shares reflected as underlying options granted prior to November 6, 1998 have been so adjusted. Mr. Hudson was also granted options under the TMK Incentive Plan on 116,709 Torchmark shares on January 2, 1998.


(4) Includes Company contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, for each of Messrs. Hudson, McAndrew, Brill, McWhorter, Coleman and King of $5,100 in 2000 and $4,800 in 1999 and 1998; interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified defined contribution plan, for Mr. Hudson of $1,293.07, $1,110.31 and $972.11, respectively, in 2000, 1999 and 1998.

                                OPTION GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------
                                                                         Potential realizable
                                                                    value at assumed annual rates
                                                                     of stock price appreciation
                                    Individual Grants                      for option term
                      --------------------------------------------- --------------------------------
                                     % of
                      Number of  total options Exercise
                      Securities  granted to      or
                      underlying   employees     base
                       options        in         price   Expiration
        Name          granted(#)  fiscal year  ($/share)    Date              5% ($)      10% ($)
        (a)             (b)(1)        (c)         (d)       (e)     0% ($)     (f)          (g)
        ----          ---------- ------------- --------- ---------- ------------------- ------------
C.B. Hudson             90,000        7.2       37.375    12-22-10       0    2,115,446    5,360,950
                       251,351       20.1       37.375    12-22-10       0    5,907,993   14,972,001
                        38,498        3.1       37.375    12-20-11       0    1,220,080    2,666,381

Mark S. McAndrew        90,000        7.2       37.375    12-22-10       0    2,115,446    5,360,950

Tony G. Brill           68,000        5.4       37.375    12-22-10       0    1,598,337    4,050,495

Anthony L. McWhorter    68,000        5.4       37.375    12-22-10       0    1,598,337    4,050,495

Gary L. Coleman         54,000        4.3       37.375    12-22-10       0    1,269,267    3,216,570

Andrew W. King          50,000        4.0       37.375    12-22-10       0    1,175,248    2,978,305
                        15,496        1.2       37.375    12-20-11       0      411,402    1,073,257

--------
(1) Options expiring on 12-22-10 are non-qualified stock options granted in Torchmark common stock pursuant to the 1998 Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of the Company's common stock on the grant date. Options expiring on 12-22-10 granted to Messrs. McAndrew, Brill, McWhorter, Coleman and King and to Mr. Hudson for 90,000 shares are not exercisable during the first two years after the grant date and vest on 50% of the shares two years after the grant date and on the remaining 50% of the shares three years after the grant date. Options expiring on 12-22-10 granted to Mr. Hudson for 251,351 shares are first exercisable six months from the grant date.
    Options expiring on 12-20-11 are non-qualified stock options granted in Torchmark stock with an eleven year term, an exercise price equal to the closing price of the Company's common stock on the grant date and are fully vested upon issuance, but only first exercisable as to 1/10 per year commencing on the first anniversary of the grant date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    (d)                       (e)
                                (b)             (c)        Number of Securities      Value of unexercised
    (a)                   Shares acquired      Value      underlying unexercised     in-the-money options
  Name                   on exercise (#)(1) Realized ($)   options at FY-end (#)         at FY-end ($)
  -----                  ------------------ ------------ ------------------------- -------------------------
                                                         Exercisable Unexercisable Exercisable Unexercisable
                                                         ----------- ------------- ----------- -------------
C.B. Hudson.............      415,146        7,665,113     692,334      732,106    $4,536,689   $3,543,488
Mark S. McAndrew........            0                0     160,748      221,250    $1,047,603   $1,314,375
Tony G. Brill...........            0                0     127,627      177,856    $1,291,680   $1,043,405
Anthony L. McWhorter....            0                0     110,902      169,754    $  687,052   $1,002,895
Gary L. Coleman.........            0                0     139,748      136,623    $  818,186   $  840,728
Andrew W. King..........            0                0      62,428      143,243    $  391,336   $  805,056

--------
(1) Of the shares shown as acquired on exercise, Mr. Hudson retained 144,438 shares after cashless option exercises.

Pension Plans

  Torchmark Corporation Pension Plan; Liberty National Life Insurance Company Pension Plan for Non-Commissioned Employees. These plans are non-contributory pension plans which cover all eligible employees who are 21 years of age or older and have one or more years of credited service. The benefits at age 65 under the TMK Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 1% for each of the participant's first 40 years of credited service plus 2% for each year of credited service up to 20 years after the participant's 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits at age 65 under the LNL Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 2% for each of the participant's first 30 years of credited service plus 1% for each year of credited service in excess of 30 years (up to a maximum of 10 years) and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Earnings for purposes of both pension plans include compensation paid by subsidiaries and affiliates, and do not include commissions, directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $170,000 (as adjusted). Benefits under both pension plans vest 100% at five years. Upon the participant's retirement, benefits under the plan are payable as an annuity or in a lump sum. In 2000, covered compensation was $170,000 for Messrs. Hudson, McAndrew, Brill, Coleman and King under the TMK Pension Plan and for Mr. McWhorter under the LNL Pension Plan.

  Vested benefits under the non-qualified Torchmark Supplemental Retirement Plan, in which Messrs. Hudson, McAndrew, McWhorter, Coleman and King have participated, were frozen as of December 31, 1994 and no additional benefits accrue after that date pursuant to the supplementary retirement plan. Messrs. Hudson, McAndrew, McWhorter, Coleman and King participate in the Torchmark Supplemental Retirement Plan. Mr. Brill does not participate in any supplementary pension plan.

  Messrs. Hudson, McAndrew, Brill, Coleman and King have 26 years, 21 years, four years, 19 years and 13 years of credited service under the TMK Pension Plan, respectively. Messrs. McWhorter and King have 26 years and three years of credited service under the LNL Pension Plan, respectively. Mr. King's projected benefit at age 65 from the TMK Pension Plan is offset by the projected benefit at age 65 from the LNL Pension Plan.

  The following tables show the estimated annual benefits payable under the TMK Pension Plan or LNL Pension Plan along with the TMK Supplemental Retirement Plan (which was frozen in 1994) upon retirement of participants with varying final average earnings and years of service. Primarily because of the termination of the Supplemental Retirement Plan, the benefits shown below as payable pursuant to the TMK Pension or LNL Pension Plans and the TMK Supplemental Retirement Plan may in most cases exceed the actual amounts paid. The benefits shown are offset as described above and the amounts are calculated on the basis of payments for the life of a participant who is 65 years of age.

             Torchmark Pension and Supplemental Retirement Plans*

       Final                     Years of Credited Service
      Average      -------------------------------------------------------------
      Earnings       15          20           25            30            35
     ----------    -------     -------     ---------     ---------     ---------
     $1,000,000    450,000     600,000       650,000       700,000       750,000
      1,200,000    540,000     720,000       780,000       840,000       900,000
      1,400,000    630,000     840,000       910,000       980,000     1,050,000
      1,600,000    720,000     960,000     1,040,000     1,120,000     1,200,000

--------
 * Benefits paid under a qualified defined benefit plan are limited by law in 2000 to $135,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, Messrs. Hudson, McAndrew, Coleman and King have six years less of credited service under the Supplemental Retirement Plan than under the TMK Pension Plan.

              LNL Pension and TMK Supplemental Retirement Plans*

      Final                        Years of Credited Service
     Average        -----------------------------------------------------------------------
     Earnings         15              20              25              30              35
     --------       -------         -------         -------         -------         -------
     $100,000        30,000          40,000          50,000          60,000          65,000
      200,000        60,000          80,000         100,000         120,000         130,000
      300,000        90,000         120,000         150,000         180,000         195,000
      400,000       120,000         160,000         200,000         240,000         260,000
      500,000       150,000         200,000         250,000         300,000         325,000

--------
 * Benefits paid under a qualified defined benefit plan are limited by law in 2000 to $135,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, Mr. McWhorter has six years less of credited service under the Supplemental Retirement Plan than under the LNL Pension Plan.

Payments to Directors

  Directors of the Company are currently compensated on the following basis:

    (1) Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a fee of $1,000 for each attended Board meeting, a fee of $500 for each attended Board committee meeting, and an annual retainer of $40,000, payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive an allowance for their travel and lodging expenses if they do not live in the area where the meeting is held.

    Each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may, for calendar years commencing with 1996, award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options may be fixed by the Board at a discount not to exceed 25% of the fair market value on the grant date or at the fair market value of the stock on the grant date.

    Commencing with 1997 retainer and meeting and committee fees (assuming attendance at all scheduled meetings), Outside Directors may annually elect to make deferrals of such compensation for the following year into the interest-bearing account of the Torchmark Corporation 1996 Non-Employee Director Stock Option Plan (for amounts earned prior to 1999) and pursuant to the deferred compensation stock option provisions of the 1998 Incentive Plan (for amounts earned in 1999 and in subsequent years). They may subsequently elect to convert such balances to stock options with either fair market value or discounted exercise prices. In December 1999, Messrs. Hagopian, Lanier, McCormick, Records and Richey chose to make such deferrals of 2000 compensation, which were converted in 2000 into options on 8,546, 6,011, 6,309, 5,721 and 19,071 shares, respectively, with fair market value exercise prices.

    (2) Beginning in January, 1993, directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings or Board committee meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

    (3) Compensation paid to the director serving as Chairman of the Executive Committee is determined annually by the Compensation Committee in their discretion. Pursuant to the terms of a Consultation Agreement, the Compensation Committee determined to pay R.K. Richey $250,000 for service in 2000 as Chairman of the Executive Committee. Mr. Richey elected to defer this compensation and received it in the form of Torchmark stock options which are included in the options reported on page 12, paragraph 3 of this section.

  Each person who served as a director on or prior to February 29, 2000 is eligible to receive upon retirement from the Board a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary. Directors who retired prior to the termination of this retirement benefit program effective February 29, 2000 have been and will continue to receive their retirement benefit payments in cash. Directors with accrued but unpaid retirement benefits under this program on the date of termination were offered the opportunity to convert the present value of such retirement benefits on that date to options in Company common stock. Accordingly, Messrs. Boren, Farley, Hagopian, Lanier, McCormick, Records, Richey and Smith received stock options on 1,395, 4,800, 2,894, 3,387, 2,103, 1,821, 5,027 and 928 shares, respectively, on February 29, 2000.

Other Transactions

  Robert Richey, Vice President of a Company subsidiary and son of R.K. Richey, received compensation and fringe benefits from that Company subsidiary in 2000 of $134,244.

  In 2000, the Company paid MidFirst Bank $106,000 in fees as the servicing agent for portions of the Company subsidiaries' commercial real estate portfolios. George J. Records is an officer, director and 45.57% beneficial owner of Midland Financial Co., the parent corporation of MidFirst Bank.

  Lamar C. Smith is an officer, director and 15% owner of Independent Research Agency for Life Insurance, Inc. (IRA), a life insurance general agency which sells certain insurance products offered by Torchmark subsidiaries pursuant to agency agreements. In 2000, that company, IRA, received commission payments of $43,531,000 for sales of life insurance on behalf of Torchmark subsidiaries, which comprised approximately 29% of IRA's 2000 revenues.

  R.K. Richey is a 25% owner of Stonegate Realty Co., LLC, the parent company of Elgin Development Company, LLC (Elgin Development). In 2000, pursuant to contractual agreements, Torchmark subsidiaries paid $748,937 to Elgin Development for building management and maintenance services on Liberty, Globe, and United American real estate and $259,565 for leased rental property. The largest aggregate principal amount of indebtedness outstanding to Torchmark from Elgin Development during 2000 pursuant to the 8% Promissory Note due September 30, 2009 issued by Elgin Development in connection with its 1996 purchase of certain investment real estate was $12,400,000. As of February 28, 2001, the outstanding principal balance of this indebtedness was $10,999,986.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all required
Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except that Rosemary J. Montgomery included her 2000 Form 5 a late report of one Form 4 sale transaction.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation of senior executives of Torchmark and its subsidiaries and affiliates is determined by the Compensation Committee of the Board of Directors. The Compensation Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year of executives earning more than $150,000, to review annual goals and reward outstanding annual performance of executives, to grant stock options pursuant to the 1998 Stock Incentive Plan and to determine senior executives eligible to participate in the executive deferred compensation stock option program under the 1998 Incentive Plan.

  In 1993, the Compensation Committee employed an unaffiliated executive compensation consulting firm, Towers Perrin, to assist it in reviewing executive compensation policies and the payment of bonuses to executives. In 1997, the Compensation Committee utilized an unaffiliated executive compensation consultant from KPMG Peat Marwick LLP to review certain of its executive compensation policies and practices. In 2000, the Compensation Committee reviewed compensation of the Chief Executive Officer and the five most highly compensated executives of each of Torchmark's peer group companies relative to the compensation of comparable Company executives. The Compensation Committee met in 2000 with the Chairman to discuss the salaries and bonuses of the five most highly compensated executives, including the Chairman. Also, the Compensation Committee received written materials discussing compensation of the Chairman, the five most highly compensated executives and persons reporting to the five most highly compensated executives.

Compensation Principles

  The business philosophy of the Company focuses on maintenance and improvement of insurance operating margins and other operating margins through the efficient management of assets and control of costs. The Company's executive compensation program is based on principles which align compensation with this business philosophy, company values and management initiative. The program also takes into consideration competitive remuneration practices in the insurance and financial services sectors. Torchmark's executive compensation program seeks to attract and retain key executives necessary to the long-term success of the Company, to mesh compensation with both annual and long-term strategic plans and goals and to reward executives for their efforts in the continued growth and success of the Company. Annual goals for executive compensation focus on a number of factors, including but not limited to, growth in earnings per share, return on equity and pre-tax operating income for holding company executives and on insurance operating income, underwriting income and premium growth for the executives of the Company's insurance subsidiaries.

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Salary and Bonus System

  For some time the Company has used a system of salaries and bonuses to reward executives of the Company and its subsidiaries for performance relative to annual goals. These goals vary by operating company based upon that particular company's current position. Annually, the Company's Chairman, President and Chief Executive Officer calculates a proposed pool to fund current year bonuses and subsequent year salaries for all executives whose combined cash compensation exceeds $150,000 per year. The proposed salary/bonus pool is determined based upon a formula within a range of approximately 5% that takes into account prior year salaries and bonuses paid, estimated and adjusted earnings per share and estimated return on equity, adjusted for certain minimum tax-effected earnings per share and minimum return on equity. The amount of the proposed pool is submitted to the Compensation Committee for its review and approval. In 2000, the Chairman, President and Chief Executive Officer recommended that the proposed bonus and salary pool for 2000 be reduced to adjust downward for the Company's 1999 write-off for the Reader's Digest marketing agreement, which had not been taken into account in the 1999 pool. The Compensation Committee reviewed and approved the recommended adjustment to the 2000 pool.

  The Compensation Committee, in consultation with the Company's Chairman, President and Chief Executive Officer, then reviews each subsidiary's performance relative to the goals and fixes salaries and bonuses for that operating subsidiary's executives. The degree to which these executives have met their particular subsidiary's goals in turn determines the amount of the bonus, if any, and whether senior executive officers of the Company receive salary increases. Such executives do not receive any cost of living salary adjustments.

Stock Option Program

  The Company began awarding stock options to executives and key employees in 1984. The option plan under which options in Company common stock were awarded in 2000 was adopted in April 1998. It has as its stated purpose attracting and retaining employees who contribute to the Company's success and enabling those persons to participate in that long-term success and growth through an equity interest in the Company. To this end, the Compensation Committee, as administrator of the 1998 Incentive Plan, grants non-qualified stock options to officers and key employees at the market value of the Company's common stock on the date of the grant, the size of the grant being based generally on the current compensation of such officers or key employees. The five most highly compensated executive officers are paid salaries and bonuses commensurate with the level of their responsibilities and therefore they typically are awarded a larger number of option shares than other employees with lesser levels of compensation and responsibility. In 2000, for the most highly compensated executive officers shown in the Summary Compensation Table on page 8, the options granted were in proportion to current compensation adjusted by a subjective factor ranging from .112% to .182%.

  Decisions regarding stock option grants are made annually and the number of options previously awarded to an individual executive officer is not a substantial consideration in determining the amount of options granted to that officer in the future. Once an officer has been awarded options and becomes a part of the stock option program, he or she will typically continue to be eligible from year to year for consideration for stock option awards related to salary.

  Stock options may be exercised using cash or previously-owned stock for payment or through a simultaneous exercise and sale program. Such stock options generally become first exercisable to the extent of 50% of the shares on the second anniversary of the option grant date and on the remaining 50% of the shares on the third anniversary of the option grant date.

Deferred Compensation Option Program

  The Company's 1998 Incentive Plan, adopted in April, 1998, contains provisions permitting designated executives to receive deferred compensation stock options. The plan permits eligible executives to defer salary and/or bonus on an annual basis into an interest-bearing account and subsequently on a one time basis within a limited time period to elect to convert all or a portion of their deferred compensation into Company stock options granted at market value or at a discount not to exceed 25%. The Compensation Committee did not designate any Company executives to participate in this program in 2000. However, Messrs. Hudson and King elected to receive all of their respective 2000 bonuses in the form of stock options under the regular provisions of the 1998 Incentive Plan.

Compensation of Chief Executive Officer

  C. B. Hudson joined the Company subsidiary Globe in 1974 as its Chief Actuary and has served as a senior executive officer and director of the Company's principal insurance subsidiaries since that time. During the period 1982 to 1991, he was elected as Chairman and Chief Executive Officer of United American, Globe and Liberty, all principal insurance subsidiaries of the Company. Mr. Hudson was elected to the Torchmark Board of Directors in 1986 and was named Chairman of Insurance Operations of the Company in January 1993. He assumed the responsibilities of Chairman, President and Chief Executive Officer of the Company on March 10, 1998. In the three-year period 1998-2000, which is covered by the Summary Compensation Table on page 8, Torchmark's diluted earnings per share grew from $1.94 per share in 1997 to $2.85 per share in 2000. Return on equity increased to 16.3% in 2000 from 16.2% in 1999, after increasing from 15.1% in 1998. Torchmark repurchased 14.6 million shares in the 1998-2000 period under its share repurchase program, 10.5% of the outstanding shares at the beginning of that period.

  The Compensation Committee gave consideration to the factors discussed on page 14 in the compensation principles section as well as to Mr. Hudson's ability and determination and his vision and leadership in continuing to enhance the long term value of the Company. Mr. Hudson was awarded a 2000 discretionary bonus of $400,000 from the pool by the Compensation Committee, all of which he chose to receive in the form of Company stock options granted at market value.

  Mr. Hudson's base salary and any stock options awarded to him are not directly tied to any one or a group of specific measures of corporate performance. His base salary is determined by the Compensation Committee considering his tenure of service with the Company and its subsidiaries and affiliates, his current job responsibilities, the progression of responsibilities and positions he has assumed in the Company over the course of his career and a comparison of salaries paid at peer companies. Stock options awarded to Mr. Hudson are generally based on his current compensation.

Compensation of Other Executives

  The other executive officers listed in the Summary Compensation Table in the Proxy Statement are compensated by salary and a discretionary bonus which may be impacted by a number of factors, including but not limited to, growth in earnings per share and return on equity at the Company and growth in insurance operating income, underwriting income and premium of the various Company subsidiaries, affiliates or areas of operation for which each is responsible. The pool of funds available for determining their salaries and bonuses is calculated based upon the formula described in the discussion of the salary and bonus system. Determination of any salary increase or bonus award to such an executive is then recommended by the Chairman, President and Chief Executive Officer in his discretion based upon an evaluation of a number of factors, including those listed above, to the Compensation Committee for its decision.

  Mr. McAndrew serves as an Executive Vice President of the Company and as Chairman, President and Chief Executive Officer of United American, Globe and American Income. He is responsible for the Company's direct response insurance marketing. Mr. McAndrew was awarded a $210,000 discretionary bonus by the Compensation Committee for 2000, which he chose to receive in cash.

  Mr. Brill is the Executive Vice President and Chief Administrative Officer in charge of insurance administration for Torchmark and all its insurance subsidiaries. He was primarily responsible for the Company's Year 2000 compliance efforts. The Compensation Committee awarded Mr. Brill a $121,000 discretionary bonus for 2000, which he elected to take in cash.

  Mr. McWhorter is an Executive Vice President of the Company and the Chairman, President and Chief Executive Officer of Liberty and UILIC. Mr. McWhorter was awarded a $136,000 discretionary bonus by the Compensation Committee for 2000, which he elected to be paid in cash.

  Mr. Coleman serves as Executive Vice President and Chief Financial Officer of the Company. He has been responsible for the Company's accounting operations since 1994 and is also in charge of all financial areas. The Compensation Committee awarded Mr. Coleman a $96,000 bonus for 2000, which he chose to be paid in cash.

  Mr. King serves as President of the Branch Office Marketing Division of United American. He is primarily responsible for the life and health insurance marketing efforts of United American's exclusive agency force. Mr. King was awarded a $161,000 bonus for 2000 by the Compensation Committee, all of which he elected to receive in the form of market value stock options.

Compensation and Company Performance

  As indicated above, the annual aspect of executive compensation for holding company executives of Torchmark centers on growth in the earnings per share and return on equity as well as increases in pre-tax operating income and for executives of the insurance subsidiaries on growth in underwriting income and premium income. Excluding a non-recurring charge in 1999 and amortization of goodwill in both years, pre-tax operating income was $565 million in 2000, an increase of 7% over 1999. Diluted earnings per share excluding the non-recurring charge grew from $2.55 per share in 1999 to $2.85 per share in 2000, a 12% change. Return on equity was 16.3% in 2000 compared to 16.2% in 1999. Premium income, which made up 81% of the Company's total revenues, rose to $2.05 billion in 2000 from $1.88 billion in 1999. Underwriting income comprised 63% of the Company's pre-tax operating income for 2000. Underwriting income excluding the non-recurring charge in 1999, increased from $333 million to $356 million in 2000 over 1999.

  The above performance resulted in compensation increases to certain of the Company's executives as a group shown in the Summary Compensation Table on page 8. Cash compensation paid persons who are listed in that table increased 10.8% in 2000 over 1999.

  The long-term portion of the executive compensation program centers on stock value through the granting of stock options. Over the last three fiscal years diluted earnings per share from continuing operations excluding realized investment gains, the related acquisition cost adjustment, and the equity in Vesta earnings have increased 47% and rose from $1.94 in 1997 to $2.85 in 2000.

                          Louis T. Hagopian, Chairman
                               Joseph M. Farley
                             Joseph L. Lanier, Jr.

  The foregoing Compensation Committee Report on Executive Compensation shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the Board of Directors is comprised of three directors: Harold T. McCormick, who currently serves as Committee Chairman; Louis T. Hagopian and Joseph M. Farley. All of the Audit Committee members are independent as that term is defined in the rules of the New York Stock Exchange ("NYSE"). In April 2000, the Board of Directors reviewed and made a determination under NYSE listing standards Section 393.01(B)(3)(b) that in their business judgment, Mr. McCormick was independent and that his former business relationship with the Company which terminated in July 1998 does not interfere with his exercise of independent judgment.

  The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally. In June 2000, the Board of Directors approved and adopted a written Audit Committee Charter, which is attached to this Proxy Statement as Exhibit A.

  In discharging is oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of Torchmark as of and for the year ended December 31, 2000 with Company management and Deloitte & Touche LLP ("Deloitte"), the independent auditors. The Audit Committee received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with Deloitte any relationships which might impair that firm's independence from management and the Company and satisfied itself as to the auditors' independence. The Audit Committee reviewed and discussed with Deloitte all communications required by generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

  Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in Torchmark's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                       Harold T. McCormick, Chairman
                                       Louis T. Hagopian
                                       Joseph M. Farley

  The foregoing Audit Committee Report shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                        PRINCIPAL ACCOUNTING FIRM FEES

  The following table sets forth the aggregate fees, including out-of-pocket expenses, billed to Torchmark for the fiscal year ended December 31, 2000 by the Company's principal accountants, Deloitte & Touche LLP.

   Audit Fees................................................. $  947,546(a)
   Financial Information Systems Design and Implementation
    Fees...................................................... $        0
   All Other Fees............................................. $  705,289(b)(c)
                                                               ----------
                                                               $1,652,835

--------
(a) Includes those fees for professional services and out-of-pocket expenses in connection with the audits of the separate statutory financial statements of Torchmark's insurance company subsidiaries.
(b) Includes fees for professional services and out-of-pocket expenses in connection with tax consulting, actuarial consulting, the audits of certain regulatory reports and employee benefit plans and other services.
(c) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants' independence.

                              [Performance Graph]

                                         Cumulative Total Return
                          ---------------------------------------------------
                           12/95    12/96    12/97    12/98    12/99    12/00

TORCHMARK CORPORATION     100.00   115.16   195.61   192.08   159.86   214.36
S & P 500                 100.00   122.96   163.98   210.84   255.22   231.98
S & P INSURANCE
    (LIFE/HEALTH)         100.00   122.19   152.79   161.30   138.71   157.85

  The line graph shown above compares the yearly percentage change in Torchmark's cumulative total return on its common stock with the cumulative total returns of the Standard and Poor's 500 Stock Index (S&P 500) and the Standard and Poor's Insurance (Life/Health) Index (S&P Insurance (Life/Health)). Torchmark is one of the companies whose stock is included within both the S&P 500 and the S&P Insurance (Life/Health).

          Information for graph produced by Research Data Group, Inc.

                           MISCELLANEOUS INFORMATION

Proposals of Stockholders

  In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2002, the proposal must be received by the Company at its home office, 2001 Third Avenue South, Birmingham, Alabama 35233, on or before November 22, 2001. If a stockholder proposal is submitted outside the proposal process mandated by Securities and Exchange Commission rules, it will be considered untimely if received after February 5, 2002.

General

  The cost of this solicitation of proxies will be paid by the Company. The Company is requesting that certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries forward solicitation material to the underlying beneficial owners of the shares of the Company they hold of record. The Company will reimburse all reasonable forwarding expenses.

  The Annual Report of the Company for 2000, which accompanies this proxy statement, includes a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2000 and the financial statements and schedules thereto. Upon request and payment of copying cost, the exhibits to the Form 10-K will be furnished. These written requests should be directed to Investor Relations Department, Torchmark Corporation at its address stated above.

                                          By Order of the Board of Directors

                                          /s/ Carol A. McCoy

                                          Carol A. McCoy
                                          Associate Counsel & Corporate
                                          Secretary

March 26, 2001

                                 ATTACHMENT A

                            AUDIT COMMITTEE CHARTER

I. Purpose and Role

  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the GAAP financial reports and other GAAP financial information provided by Torchmark Corporation (the "Corporation") to any governmental body, shareholders or the public; (ii) the Corporation's systems of internal controls regarding finance and accounting that management and the Board have established; and (iii) the Corporation's auditing, accounting and financial reporting processes generally.

  All requirements in this Charter are qualified by the understanding that the role of the Audit Committee is to act in an oversight capacity and is not intended to require a detailed review of the work performed by the independent auditors, internal auditors or financial management unless specific circumstances are brought to its attention warranting such a review.

  The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Corporation's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It is not the duty of the Audit Committee to conduct investigations or to resolve disagreements, if any, between management and the independent auditor. However, the Committee will use its best efforts to oversee that the parties resolve such disagreements in accordance with the laws, regulations and the Company's Code of Business Conduct. Should this effort fail to achieve satisfactory resolution, the Committee shall refer the matter to the full Board of Directors.

II. Composition

  The Audit Committee shall be comprised of three or more directors as determined by the Board. All of the members of the Audit Committee must (i) be free of any relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation, and (ii) not be subject to any of the other restrictions on independence set forth in Rule 303.01(B)(3) of the New York Stock Exchange ("NYSE").

  All members of the Committee shall possess a basic understanding of financial statements, including Corporation's balance sheet, income statement and cash flow statement or be able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors, in its business judgment, interprets such qualification.

  The members of the Committee shall be elected by the Board of Directors at the annual or at any regular meeting of the Board of Directors. The members of the Committee shall serve until their successors shall be duly elected and qualified or their earlier resignation or removal. If a Chair is not elected by the full Board or is not present at a particular meeting, the members of the Committee may designate a Chair by majority vote of the Committee membership in attendance.

III. Meetings

  The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Committee should meet at least annually with management, the manager of the internal auditing department, the manager of the information technology auditing department, the independent auditors, and as a Committee, in separate executive sessions, to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent auditors and financial management quarterly either in person or telephonically, to review the Corporation's interim financial statements consistent with Section
IV.4 below. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall maintain minutes of its meeting and report to the Board of Directors.

IV. Responsibilities and Duties

  To fulfill its responsibilities and duties, the Audit Committee shall perform the following:

Documents/Reports Review

1. The Committee has adopted this Charter following its approval by the Board of Directors based upon the recommendation of the Committee. The Committee shall review, and reassess the adequacy of, this Charter at least annually. The Charter shall be included as an appendix to Corporation's proxy statement for its annual meeting of stockholders at least once every three years.

2. Review and discuss with management and the independent auditors the Corporation's annual audited financial statements prior to filing or distribution. This review and discussion should encompass the results of the audit, including significant issues regarding accounting principles, practices and judgments.

3. Review and discuss with management the Corporation's audited financial statements and management's discussion and analysis ("MD&A").

4. Review with financial management and independent auditors the quarterly financial results prior to the earlier of the release of earnings or the filing of the Quarterly Report on Form 10-Q. The Chair of the Audit Committee may represent the entire Committee for purposes of this review. In connection with such review, the Audit Committee should ensure that the communications and discussions with the independent auditors contemplated by Statement of Auditing Standards No. 61 (as may be modified or amended) have been received and held.

Independent Auditors

5. Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors.

6. Emphasize that the independent auditors for the Corporation are ultimately accountable to the Committee and the Board of Directors, that the Committee and Board of Directors have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent accountants or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement.

7. Require the independent auditors to submit on a periodic basis (but at least annually) to the Audit Committee a formal written statement in accordance with Independence Standards Board Statement No. 1 (as may be modified or amended) delineating all relationships between them and the Corporation, actively engage in a dialogue with them with respect to any disclosed relationships or services that may impact their objectivity and independence, and recommend that the Board of Directors take appropriate action in response to the report of the independent auditors to satisfy itself of the outside auditors' independence.

8. Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

9. Periodically review the independent auditors' audit plan.

Financial Reporting Processes

10. In consultation with the management, the independent auditors, and the manager of the internal auditing department, consider the integrity of the Corporation's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

11. Discuss with the Corporation's independent auditor and management, information relating to such auditor's judgments about the quality, not just the acceptability, of the Corporation's accounting principles and matters identified by the auditor during its interim review. Also, the Committee shall discuss the results of the annual audit and any other matters that may be required to be communicated to the Committee by such auditor under generally accepted auditing standards.

12. Review with the Corporation's independent auditor, the manager of the internal audit department and management the adequacy and effectiveness of the Corporation's internal auditing, accounting and financial controls, and elicit any recommendations for improvement.

13. Prior to release of the year-end earnings, discuss the results of the audit with the independent auditors.

14. Discuss with the independent auditors the matters contemplated by Statement of Auditing Standards No. 61 (as may be modified or amended), including, without limitation, the independent auditor's judgments about the quality, not just the acceptability, of the Corporation's accounting principles as applied in its financial reporting.

15. Based on, among other things, the review and discussions referred to in subsections 2, 6 and 11 of this Section IV, recommend to the Board of Directors that the audited financial statements be included in the Corporations' Annual Report on Form 10-K.

16. Review with the Corporation's legal counsel any legal matters that could have a significant impact on the Corporation's financial statements.

17. Prepare a report of the Committee to be included in the Corporation's proxy statement for its Annual Meeting of Stockholders satisfying the requirements of the rules of the Securities and Exchange Commission as promulgated from time to time.

Internal Auditors

18. Review of internal audit function, budgeting and staffing, including appointment or replacement of the manager of the internal auditing department and the proposed internal audit scope for the year.

19. Receive from internal audit a summary of findings from completed audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

20. Review significant internal audit findings and management's response.

21. Review periodically reports from the manager of the internal audit department and advise the Board regarding compliance with the Corporation's Code of Business Conduct.

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                             TORCHMARK CORPORATION
           Proxy/Direction Card for Annual Meeting on April 26, 2001

P R O X Y

This Proxy/Direction is solicited by the Board of Directors of The Company.
The undersigned hereby appoints C. B. Hudson and Larry M. Hutchison, jointly and severally with full power of substitution, to vote all shares of common stock which the undersigned holds of record and is entitled to vote at the An-nual Meeting of Shareholders to be held at the offices of the Company, 2001 Third Avenue South, Birmingham, Alabama on the 26th day of April 2001 at 10:00 a.m. (CDT), or any adjournment thereof. All shares votable by the undersigned including shares held of record by agents or trustees for the undersigned as a participant in the Dividend Reinvestment Plan (DRP), Torchmark Corporation Sav-ings and Investment Plan (TTP), Waddell & Reed Financial, Inc. 401-K and Sav-ings and Investment Plan (WR 401K), Liberty National Life Insurance Company 401K Plan (LNL 401K) and the Profit Sharing and Retirement Plan of Liberty Na-tional Life Insurance Company (LNL PS&R) will be voted in the manner specified and in the discretion of the persons named above or such agents or trustees on such other matters as may properly come before the meeting.

                                                 (change of address/comments)

Election of Directors:                           ----------------------------
 (01) Joseph M. Farley, (02) C. B.
      Hudson and                                 ----------------------------
 (03) Joseph L. Lanier, Jr. and (04)
      R. K. Richey for three year terms          ----------------------------

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You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

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                                                                |SEE REVERSE  |
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  Dividend Reinvestment: Torchmark maintains a Dividend Reinvestment Plan for all holders of its common stock. Under the plan, shareholders may reinvest all or part of their dividends in additional shares of common stock and may also make periodic additional cash payments of up to $3,000 toward the purchase of Torchmark stock. Participation is entirely voluntary. More information on the plan can be obtained by calling 1-800-446-2617.

  Direct Deposit of Dividends: Torchmark is now making direct deposit of cash dividends available to its shareholders. To obtain information and materials for participation in this service, please call 1-800-446-2617.

  www.torchmarkcorp.com: Torchmark's web site, http://www.torchmarkcorp.com, contains financial information about the company and information regarding our insurance subsidiaries. The Company's Shareholder Rights Policy is also posted on the web site.

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     Please mark your       ----                                  |
[X]  votes as in this       |                                     |   4937
     example.                                                     |
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This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposal 2.

                          FOR   WITHHELD                   FOR  AGAINST  ABSTAIN
1. Election of Directors [   ]    [   ]   2. Approval of  [   ]  [    ]   [   ]
                                              Auditors

For, except vote withheld from the following nominee(s):


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                                                 Change of Address shown   [  ]
                                                      on reverse

                                             Please sign exactly as name appears
                                             hereon. Joint owners should each
                                             sign. When signing as attorney,
                                             executor, administrator, trustee
                                             or guardian, please give full
                                             title as such.


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                                             SIGNATURE(S)              DATE


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Torchmark stockholders can now vote their shares over the telephone or the Internet. This eliminates the need to return the proxy card.

To vote your shares over the telephone or the Internet you must have your proxy card and Social Security Number available. The Voter Control Number that appears in the box just below the perforation must be used in order to vote by telephone or over the Internet. These systems can be accessed 24 hours a day, seven days a week up until the day prior to the meeting.

1. To vote by telephone:
   On a touch-tone telephone call Toll-free: 1-877-PRX-VOTE (1-877-779-8683).
2. To vote by Internet:
   Log on to the Internet and go to the web site: http//www.eproxyvote.com/tmk

Your vote over the telephone or the Internet registers your vote in the same manner as if you marked, signed, dated and returned your proxy card.

Do not return this Proxy Card if you are voting by telephone or the Internet.

                 Your vote is important. Thank you for voting.

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